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                                                                      EXHIBIT 11

                           Noven Pharmaceuticals, Inc.
                        Computation of Earnings per Share
                     (in thousands except per share amounts)

                                                      2002       2001       2000
                                                   -------    -------    -------
BASIC EARNINGS:
---------------

Net income                                         $13,879    $12,091    $19,634

Weighted average number
   of common shares outstanding                     22,532     22,367     21,914
                                                   =======    =======    =======

Basic earnings per share                           $  0.62    $  0.54    $  0.90
                                                   =======    =======    =======


DILUTED EARNINGS:
-----------------

Net income                                         $13,879    $12,091    $19,634

Weighted average number
   of common shares outstanding                     22,532     22,367     21,914

Potential dilution on exercise of stock options
                                                       789      1,144      1,335
                                                   -------    -------    -------

Weighted average number
   of common shares outstanding,
   as adjusted                                      23,321     23,511     23,249
                                                   =======    =======    =======

Diluted earnings per share                         $  0.60    $  0.51    $  0.84
                                                   =======    =======    =======